Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm
Credit Suisse AG
Zurich, Switzerland
Re: Registration Statement No. 333-202913
With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated July 31, 2015 related to our review of interim financial information of Credit Suisse AG as of June 30, 2015 and for the six-month periods ended June 30, 2015 and 2014.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
KPMG AG
Simon Ryder                        Anthony Anzevino
Licensed Audit Expert           Global Lead Partner
Zurich, Switzerland
July 31, 2015
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